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                                                                    EXHIBIT 99.1


                                    Contact:  Mark Hauptman
                                              Vice President and CFO
                                              UICI
NEWS RELEASE                                  9151 Grapevine Highway
                                              North Richland Hills, Texas 76180
                                              Phone: (817) 255-5200

(For Immediate Release)

UICI ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT TO SELL ITS ACADEMIC MANAGEMENT SERVICES CORP. UNIT TO SLM CORPORATION

COMPANY ANTICIPATES REPORTING THIRD QUARTER AND FIRST NINE MONTHS OPERATING LOSS AT ITS GROUP INSURANCE SEGMENT

NORTH RICHLAND HILLS, TX, October 30, 2003----UICI (the "Company" NYSE: UCI) today announced that it had signed a definitive agreement to sell its Academic Management Services Corp. unit to SLM Corporation (NYSE: SLM), commonly known as Sallie Mae(R), the nation's leading provider of education funding. Separately, UICI announced that it anticipates reporting an operating loss at its Group Insurance business segment in the three and nine months ended September 30, 2003.

Sale of Academic Management Services Corp.

         On October 29, 2003, UICI executed a definitive agreement with SLM Corporation ("Sallie Mae"), pursuant to which UICI will sell for cash its entire equity interest in Academic Management Services Corp., its wholly owned subsidiary based in Swansea, MA that markets, originates, funds and services primarily federally guaranteed student loans and provides student tuition installment payment plans. As part of the transaction, Sallie Mae has agreed to assume responsibility for liquidating and terminating the remaining special purpose financing facilities through which AMS previously securitized student loans.

         The Company has estimated that the sale of AMS to Sallie Mae, when completed, will generate net cash proceeds to UICI of approximately $25.3 million. At closing, UICI will also receive uninsured student loan assets currently held by AMS' special purpose financing subsidiaries with a face amount of approximately $44.7 million (including accrued interest). The fair value of the uninsured loans is expected to be significantly less than the face amount of the loans.

         Closing of the transaction is anticipated to occur in November and is subject to satisfaction of several closing conditions, including expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. While the Company believes that it will be able to satisfy all conditions to closing, there can be no assurance that the conditions to closing will be satisfied or that the transaction contemplated by the definitive agreement will in fact be completed.

         Reflecting the fair market value of AMS implied by the proposed transaction with Sallie Mae, UICI expects to record in the three and nine months ended September 30, 2003 an estimated pre-tax loss (inclusive of AMS' operating results in the periods) in the amount of $77.5 million and $75.3 million,

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respectively. The Company will classify AMS as a discontinued operation for financial reporting purposes at the end of the third quarter and reflect the estimated loss in discontinued operations. Upon closing of the Sallie Mae transaction, the Company does not expect to record any additional gain or loss from the transaction. During the fourth quarter, the Company will continue to record the results of operations of AMS until sold, which results will be reflected in discontinued operations.

Anticipated Operating Loss at Group Insurance Segment

         UICI also announced that, due to unfavorable claims experience at its Group Insurance business segment (consisting of the Company's Student Insurance and Star HRG business units), it will increase loss reserves and record a charge in the third quarter in the amount of $13.1 million ($8.5 million net of tax, or ($0.18) per diluted share). Reflecting this increase in loss reserves, the Company's Group Insurance business segment expects to report an operating loss in the three and nine months ended September 30, 2003 in the amount of approximately $12.1 million ($7.8 million net of tax, or $(0.16) per diluted share) and $4.0 million ($2.6 million net of tax, or $(0.05) per diluted share), respectively.

          Substantially all of the operating losses at the Group Insurance segment are attributable to results at the Company's Student Insurance Division, which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities. Results at the Company's Student Insurance Division also reflect a significant amount of seasonal marketing and administrative costs incurred in the third quarter related to policies written covering the full 2003 - 2004 school year. For the full 2003 year, the Company currently anticipates that its Group Insurance business segment will report an operating loss in the amount of approximately $4.0 million ($2.6 million net of tax, or $(0.05) per diluted share). Because Student Insurance policies are issued on a school year basis and the 2003-2004 school year has just begun, the Student Insurance Division will be limited in its ability to reprice its overall book of business until August 2004. As a result, the Company currently anticipates that results at Student Insurance for calendar year 2004 will be at or near breakeven.

          The Company currently anticipates reporting full consolidated results of operations for the three and nine months ended September 30, 2003 on or about November 5, 2003.

CORPORATE PROFILE:

         UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets. Through its Self Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company's dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. The Company's Academic Management Services Corp. unit (headquartered in Swansea, Massachusetts) seeks to provide financing solutions for college and graduate school students, their parents and the educational institutions they attend by marketing, originating, funding and servicing primarily federally guaranteed student loans and by providing student tuition installment payment plans. In 2002, UICI was added to the Standard & Poor's Small Cap 600 Index. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

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         Certain statements set forth herein or incorporated by reference herein from the Company's filings that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the ability to resolve all of the collateral and reporting issues associated with AMS' securitized student loan financings, including compliance with waivers obtained from third parties with respect to such student loan financings; AMS' ability to prevent similar future occurrences; AMS' ability to meet future student loan funding obligations; the Company's ability to maintain adequate liquidity to satisfy its obligations; changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company's products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

         The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company's ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition or results of operations.

         The Company's insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI's insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company's insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties an/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

         The Company provides health insurance products to consumers in the self-employed market in 44 states. A substantial portion of such products is issued to members of various independent membership associations that endorse the products and act as the master policyholder for such products. The two principal membership associations in the self-employed market for which the Company underwrites insurance are the National Association for the Self-Employed ("NASE") and the Alliance for Affordable Services ("AAS"). The associations provide their membership with a number of endorsed benefits and products, including health insurance underwritten by the Company. Subject to applicable state law, individuals generally may not obtain insurance under an association's master policy unless they are also members of the associations. UGA agents and Cornerstone agents also act as field service representatives

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on behalf of the associations, in which capacity the agents act as enrollers of new members for the associations and provide field support services, for which the agents receive compensation. Specialized Association Services, Inc. (a company controlled by the adult children of the Chairman of the Company) provides administrative and benefit procurement services to the associations, and a subsidiary of the Company sells new membership sales leads to the enrollers and video and print services to the associations and to Specialized Association Services, Inc. In addition to health insurance premiums derived from the sale of health insurance, the Company receives fee income from the associations, including fees associated with the enrollment of new members, fees for association membership marketing and administrative services and fees for certain association member benefits. The agreements with these associations requiring the associations to continue as the master policyholder and to endorse the Company's insurance products to their respective members are terminable by the Company and the associations upon not less than one year's advance notice to the other party.

         Recent articles in the press have been critical of association group coverage. In December 2002, the National Association of Insurance Commissioners
(NAIC) convened a special task force to review association group coverage, and the Company is aware that selected states are reviewing the laws and regulations under which association group policies are issued. The Company has also recently been named a party to several lawsuits challenging the nature of the relationship between the Company's insurance companies and the associations that have endorsed the insurance companies' health insurance products. While the Company believes it is providing association group coverage in full compliance with applicable law, changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called "association group" insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a "guaranteed issue" basis) could have a material adverse impact on the financial condition, results of operations and/or business of the Company.

         The Company's Academic Management Services Corp. business could be adversely affected by changes in the Federal Higher Education Act of 1965, which authorizes and governs most federal student aid and student loan programs, and/or changes in other relevant federal or state laws, rules and regulations. The Higher Education Act is subject to review and reauthorization by the recently convened 108th Congress. Congress last reauthorized the Higher Education Act in 1998. While the Company believes that the Higher Education Act of 1965 will in fact be reauthorized, there can be no assurance of the form that reauthorization will take or the changes that the reauthorization bill will bring to the law and regulations governing student finance.

         In addition, existing legislation and future measures by the federal government may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education. Finally, the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

UICI press releases and other company information are available at UICI's website located at www.uici.net.